As filed with the Securities and Exchange Commission on December 17, 2014

Registration No. 333-195134

333-187891

333-182663

333-168035

333-158520

333-156983

333-153333

333-152245

333-142229

333-124354

333-111548

333-102082

333-88770

333-88730

333-75736

333-52644

333-48260

333-30088

333-88811

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

TIBCO SOFTWARE INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0449727
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

3303 Hillview Avenue

Palo Alto, CA 94304

(650) 846-1000

(Address of Principal Executive Offices)(Zip Code)

2008 Equity Incentive Plan

Inducement Award Plan

TIBCO Software Inc. 2009 Deferred Compensation Plan

Insightful Corporation Amended and Restated 2001 Stock Option and Incentive Plan

2008 Employee Stock Purchase Plan

1996 Stock Option Plan

1998 Director Option Plan

Talarian Corporation 2000 Equity Incentive Plan

Talarian Corporation 1998 Equity Incentive Plan

Talarian Corporation 1991 Stock Option Plan

White Barn, Inc. Stock Option Plan

White Barn, Inc. 2000 Equity Incentive Plan

Stock Option Agreement with Rodney S. Arbaugh

Stock Option Agreement with Steven M. Gimnicher

Stock Option Agreement with Steven M. Gimnicher

Stock Option Agreement with Thomas J. Laffey

Stock Option Agreement with Paul A. Larson

Stock Option Agreement with Mark G. Mahowald

Stock Option Agreement with Michael Morgan

Stock Option Agreement with Carl Schulenburg

Extensibility, Inc. 2000 Stock Plan

(Full titles of the plans)

William R. Hughes

Executive Vice President, Chief Administrative Officer and General Counsel

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

(650) 846-1000

(Name, address, and telephone number of agent for service)

Selim Day, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, NY 10019

(212) 999-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of TIBCO Software Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-195134	April 8, 2014	2008 Equity Incentive Plan	14,000,000
333-187891	April 12, 2013	Inducement Award Plan	1,000,000
333-182663	July 13, 2012	2008 Equity Incentive Plan	4,000,000
333-168035	July 8, 2010	2008 Equity Incentive Plan	7,500,000
333-158520	April 9, 2009	TIBCO Software Inc. 2009 Deferred Compensation Plan	1,000,000
333-156983	January 27, 2009	Insightful Corporation Amended and Restated 2001 Stock Option and Incentive Plan	230,178
333-153333	September 5, 2008	Insightful Corporation Amended and Restated 2001 Stock Option and Incentive Plan	1,007,852
333-152245	July 10, 2008	2008 Equity Incentive Plan 2008 Employee Stock Purchase Plan	26,500,000
333-142229	April 19, 2007	1996 Stock Option Plan	5,279,883
333-124354	April 27, 2005	1996 Stock Option Plan	10,691,808
333-111548	December 24, 2003	1996 Stock Option Plan	10,668,311
333-102082	December 20, 2002	1996 Stock Option Plan	10,508,615
333-88770	May 21, 2002	1996 Stock Option Plan 1998 Director Option Plan	6,500,000
333-88730	May 21, 2002	Talarian Corporation 2000 Equity Incentive Plan Talarian Corporation 1998 Equity Incentive Plan Talarian Corporation 1991 Stock Option Plan White Barn, Inc. Stock Option Plan White Barn, Inc. 2000 Equity Incentive Plan Stock Option Agreement with Rodney S. Arbaugh Stock Option Agreement with Steven M. Gimnicher Stock Option Agreement with Steven M. Gimnicher Stock Option Agreement with Thomas J. Laffey Stock Option Agreement with Paul A. Larson Stock Option Agreement with Mark G. Mahowald Stock Option Agreement with Michael Morgan Stock Option Agreement with Carl Schulenburg	487,390
333-75736	December 21, 2001	1996 Stock Option Plan	10,090,856
333-52644	December 22, 2000	1996 Stock Option Plan	9,744,123
333-48260	October 19, 2000	Extensibility, Inc. 2000 Stock Plan	106,877
333-30088	February 10, 2000	1996 Stock Option Plan	5,936,688
333-88811	October 12, 1999	1996 Stock Option Plan 1998 Director Option Plan	11,083,603

On September 27, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Balboa Intermediate Holdings LLC (together with its successors and assigns, “Parent”) and Balboa Merger Sub Inc. (together with its successors and assigns, “Merger Sub”), a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, on December 5, 2014, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, in the State of California, on this 17th day of December 2014.

TIBCO SOFTWARE INC.

By:	/s/ William R. Hughes
Name:	William R. Hughes
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.